As filed with the Securities and Exchange Commission on May 15, 2007.	File No. 333-___

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDUSTRIAL DISTRIBUTION GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	58-2299339
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
950 E. Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

INDUSTRIAL DISTRIBUTION GROUP, INC.
2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Jack P. Healey
Executive Vice President, Chief Financial Officer and
Corporate Secretary
Industrial Distribution Group, Inc.
950 E. Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326
(404) 949-2100
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)	Copies to: W. Randy Eaddy, Esq. Kilpatrick Stockton LLP 1100 Peachtree Street, N.E. Atlanta, Georgia 30309-4530 (404) 815-6500
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, $0.01 par value	1,122,180	$11.39(2)	$12,781,630.20(2)	$392.40

(1)	This Registration Statement also covers (i) such indeterminate number of additional shares of Common Stock as may be issued to prevent dilution in the event of a stock dividend, stock split or other similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) Common Stock purchase rights under the Company’s Rights Agreement.
(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on May 8, 2007, which was $11.39.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the note to Part I of Form S-8.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents have been filed by Industrial Distribution Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference (Commission File No. 001-13195):
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on February 22, 2007, April 24, 2007, May 2, 2007 and May 8, 2007;

(d)	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form S-1 filed with the SEC on July 18, 1997, as amended, and any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
ITEM 4. DESCRIPTION OF SECURITIES
Not Applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Not Applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of Delaware General Corporation Law (the “DGCL”) contains specific provisions permitting the indemnification of directors and officers by Delaware corporations under certain conditions and subject to certain limitations. The DGCL grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.
     The Company’s Certificate of Incorporation provides for indemnification of directors and officers, as well as employees, agents and other persons, to the fullest extent permitted by Delaware law and, to the extent permitted by such law, eliminates or limits the personal liability of directors to the Company and its stockholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company’s Bylaws obligate the Company, under certain circumstances, to advance expenses to its directors and officers in defending an action, suit or proceeding for which indemnification may be sought.
     Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not Applicable.
ITEM 8. EXHIBITS
The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
4	Industrial Distribution Group, Inc. 2007 Stock Incentive Plan.

5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.

23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24	Power of Attorney.
ITEM 9. UNDERTAKINGS
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 15th day of May, 2007.

INDUSTRIAL DISTRIBUTION GROUP, INC.
By:	/s/ Charles A. Lingenfelter
Charles A. Lingenfelter
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 15, 2007.

/s/ Charles A. Lingenfelter	President, Chief Executive Officer, and Director

Charles A. Lingenfelter	(Principal Executive Officer)

/s/ Jack P. Healey	Executive Vice President, Chief Financial Officer and Corporate

Jack P. Healey	Secretary (Principal Financial and Accounting Officer)

*

David K. Barth	Director

*

William R. Fenoglio	Director

*

William T. Parr	Director

*

Ajita G. Rajendra	Director

*

George L. Sachs, Jr.	Director

*

Richard M. Seigel	Director

*By:	/s/ Jack P. Healey
Jack P. Healey
as Attorney-in-fact pursuant to Power of Attorney filed herewith

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4	Industrial Distribution Group, Inc. 2007 Stock Incentive Plan.

5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.

23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24	Power of Attorney.